Exhibit 99.1
NEWS RELEASE

For further information, contact:	Matt Quantz, Manager — Corporate Communications (337) 232-7028, www.petroquest.com
PETROQUEST ENERGY UPDATES BORROWING BASE AND LIQUIDITY STATUS,
INCREASES FIRST QUARTER 2009 PRODUCTION GUIDANCE, AND PROVIDES HEDGING UPDATE
LAFAYETTE, LA — March 23, 2009 — PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company’s bank group has completed its semi-annual re-determination of its borrowing base under its credit facility. As a result, the Company’s borrowing base has been revised to $130 million. The Company currently has $130 million of borrowings outstanding on its revolving credit facility and is in compliance with all of the financial covenants under the credit facility.
Additionally, the Company has met all criteria established by the Minerals Management Service to maintain its waiver of supplemental bonding related to its Gulf of Mexico properties.
Liquidity Update
The Company estimates that its cash balance as of February 28, 2009 was approximately $30 million, an increase of approximately $6 million since December 31, 2008. The Company expects to continue to increase its cash position through internally generated cash flow. In addition, the Company estimates that its hedge contracts as of February 28, 2009 were valued at approximately $58 million.
Production Guidance Update
The Company is increasing its first quarter 2009 production guidance to approximately 110 — 112 MMcfe per day from its previously issued guidance of 105-110 MMcfe per day.
Hedging Update
The Company initiated the following commodity hedging transaction during March 2009:

	Instrument	Daily
Production Period	Type	Volumes	Price
Natural Gas:
April — Dec 2009	Swap	7,500 Mmbtu	$4.40
After executing the above transaction, the Company has approximately 17.4 Bcfe of hedged volumes for the remainder of 2009 with an average floor of $7.34 per Mcf and $100 per barrel. Based on the midpoint of the Company’s previously issued 2009 production guidance, approximately 67% of the 2009 production has been hedged.

Management’s Comment
“We are continuing our strategy of living below internally generated cash flow while remaining mindful of our reserve and production base,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “With our balanced portfolio of assets and hedged position, we are positioned to build liquidity and strengthen our balance sheet during this low commodity price environment and we will continue to monitor our discretionary drilling capital on an ongoing basis.”
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and the significant price decline since June 30, 2008, the deteriorating economic conditions in the United States and globally, the decline in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs or reductions in the borrowing base under our bank credit facility, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.